Exhibit 2.1
 Asset Purchase Agreement dated as of February 28, 2001 between Now Solutions,
                           LLC and Ross Systems, Inc.

                            ASSET PURCHASE AGREEMENT
                                     BETWEEN
                       NOW SOLUTIONS, L.L.C., as Purchaser
                                       AND
                          ROSS SYSTEMS, INC., as Seller

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                                TABLE OF CONTENTS
                                -----------------

1.       Definitions                                                    1
2.       The  Acquisition                                               3
         2.1      Purchase of Assets                                    3
         2.2      Assumed Liabilities                                   3
         2.3      Excluded Liabilities                                  3
         2.4      Purchase Price                                        4
         2.5      Earnout Provision                                     4
         2.6      Transitional Services Agreement                       5
3.       Closing and Transfer                                           5
         3.1      Time and Place of Closing                             5
         3.2      Obligations to be Performed at Closing                5
         3.3      Further Assurances                                    6
4.       Representations and Warranties of Seller                       6
         4.1      Legal Status of Seller                                6
         4.2      Due Authorization and Execution                       6
         4.3      No Approvals or Notices; No Conflicts                 6
         4.4      Title to the Assets                                   7
         4.5      Nature and Condition of Assets                        7
         4.6      Financial Information                                 7
         4.7      Leases                                                7
         4.8      Contracts                                             7
         4.9      Proprietary Rights                                    8
         4.10     Licenses, Permits, Authorizations, Etc.               8
         4.11     Condemnation and Similar Proceedings                  8
         4.12     Taxes                                                 8
         4.13     Inventory                                             9
         4.14     Employees                                             9
         4.15     Collective Bargaining, Labor Contractors,
                  Employment Contracts, Etc.                            9
         4.16     Benefit Plans                                         9
         4.17     License Agreements; Maintenance Agreements            9
         4.18     No Adverse Change                                     9
         4.19     Compliance with Laws                                 10
         4.20     Environmental Matters                                10
         4.21     Insurance                                            10
         4.22     No Other Liabilities                                 11
         4.23     Disclosure                                           11
5.       Representations and Warranties of Purchaser                   11
         5.1      Legal Status of Purchaser                            11
         5.2      Due Authorization and Execution                      11
         5.3      No Approvals or Notices; No Conflicts                11
         5.4      Legal Proceedings                                    12
         5.5      Brokerage                                            12

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6.       Covenants of the Parties                                      12
         6.1      Covenants of Seller                                  12
         6.2      Covenants of Purchaser                               15
         6.3      Non-Solicitation                                     15
7.       Conditions Precedent of Obligations of Purchaser              15
         7.1      Accuracy of Representations and Warranties;
                  Compliance with Covenants                            15
         7.2      Seller's Certificate                                 15
         7.3      Consents' Governmental Filings                       16
         7.4      Legal Proceedings                                    16
         7.5      Other Agreements                                     16
         7.6      Allocation                                           16
         7.7      Financing                                            16
         7.8      Due Diligence                                        16
         7.9      No Material Adverse Change                           16
8.       Conditions Precedent to Obligations of Seller                 16
         8.1 Accuracy of Representations and Warranties; 16 Compliance with Covenants

         8.2      Purchaser's Certificate                              17
         8.3      Governmental Filings                                 17
         8.4      Legal Proceedings                                    17
         8.5      Other Agreements                                     17
         8.6      Payments                                             17
         8.7      Allocation                                           17
9.       Survival of Certain Matters                                   17
         9.1      Survival of Representations and Warranties           17
10.      Indemnification                                               18
         10.1     Indemnification                                      18
         10.2     Indemnity; Setoff                                    19
         10.3     Minimum and Maximum                                  19
         10.4     Nonexclusive                                         19
11.      Termination                                                   19
         11.1     Mutual Consent                                       19
         11.2     By Purchaser                                         20
         11.3     By Seller                                            20
         11.4     By Purchaser or Seller                               20
12.      Notices                                                       20
13.      General                                                       21
         13.1     Amendment                                            21
         13.2     Entire Understanding                                 21
         13.3     Waivers                                              21
         13.4     Headings                                             21
         13.5     Applicable Law                                       21
         13.6     Parties in Interest; Assignment                      21
         13.7     Publicity                                            22
         13.8     Attorneys' Fees                                      22

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of February 28, 2001 by and between NOW SOLUTIONS, L.L.C., a Delaware limited liability company ("Purchaser"), and ROSS SYSTEMS, INC., a Delaware corporation ("Seller").

                                    RECITALS

      A. Seller desires to sell certain assets and assign certain liabilities to Purchaser, and Purchaser desires to purchase such assets and assume such liabilities from Seller, all upon the terms and conditions set forth in this Agreement; and

      B. As a condition to the willingness of, and an inducement to, Purchaser to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain ancillary agreements shall be entered into, including, but not limited to, a Distribution Agreement authorizing Seller to use and resell certain products of the Business substantially in the form of Exhibit A to this Agreement (the "Distribution Agreement"), and an agreement wherein Seller shall agree to continue certain maintenance and administrative services for Purchaser for a specified period substantially in the form of Exhibit B to this Agreement (the "Transitional Services Agreement"), as set forth in Section 2.6 of this Agreement.

                                   AGREEMENTS

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

            1. Definitions. For the purposes of this Agreement:

            "Assets" shall have the meaning given it in Section 2.1 hereof.

            "Assumed Liabilities" shall have the meaning given it in Section 2.2 hereof.

            "Bill of Sale" shall mean the Bill of Sale to be executed and delivered by Seller in favor of Purchaser, substantially in the form of Exhibit C attached hereto.

            "Business" shall mean that portion of Seller's business attributable to the Assets as conducted through the Transfer Date and that portion of Purchaser's business attributable to the Assets subsequent to the Transfer Date.

            "Closing" shall mean the consummation of the transactions contemplated in Section 3 hereof with respect to the purchase of the Purchased Assets.


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            "Closing Date" shall mean the date on which Closing is to occur, determined as provided in Section 3.1 hereof.

            "Contracts" shall have the meaning given it in Section 2.2 hereof.

            "Excluded Liabilities" shall have the meaning given it in Section
2.3 hereof.

            "Indemnitee" shall have the meaning given it in Section 10.1.3 hereof.

            "Indemnitor" shall have the meaning given it in Section 10.1.3 hereof.

            "Indemnity Amount" shall have the meaning given it in Section 10.2 hereof.

            "Intellectual Properties" shall have the meaning given it in Section
4.9 hereof.

            "Leases" shall mean the facilities leases to which Seller is party as lessee relating to the Real Estate.

            "Person" shall mean any natural person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority.

            "Purchase Price" shall have the meaning given it in Section 2.4 hereof.

            "Real Estate" shall mean those certain facilities and parcels of real property situated in (a) the City of Alameda, Alameda County, California,
(b) the City of Fort Worth, Tarrant County, Texas, and (c) the City of Mississauga, Toronto, Canada, which facilities and parcels are subject to the Leases.

            "Restricted Period" shall have the meaning given it in Section 6.3 hereof.

            "Seller Disclosure Schedule" shall mean the Disclosure Schedule delivered by Seller to Purchase identifying the matters described herein.

            "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States, or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

            "Transfer Date" shall mean the close of business on February 28, 2001.


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      2. The Acquisition.

            2.1 Purchase of the Assets. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser, on the Closing Date, all the assets described on Schedule 2.1 to this Agreement (the "Assets"), effective on the Transfer Date.

            2.2 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to assume, pay, perform and fully discharge only those liabilities relating to the purchased Assets which arise from and after the Transfer Date, including accounts payable, liabilities under the Leases, contracts listed on Schedule 2.2 and assigned to Purchaser and other agreements and undertakings described on Schedule 2.2 to this Agreement (the "Contracts") and no others. The foregoing notwithstanding, the Purchaser hereby does not assume or agree to pay or perform any liability relating to the Assets which may arise after the Closing Date but which relate to events occurring prior to the Transfer Date.

            2.3 Excluded Liabilities. Purchaser shall not assume any liabilities and specifically shall not assume and expressly disclaims any and all obligations of Seller, accrued, absolute or contingent, known and unknown, including, without limitation, any of the following obligations and liabilities (all obligations and liabilities not specifically assumed by Purchaser herein are defined as the "Excluded Liabilities"):

                  2.3.1 Taxes. Any and all Taxes either accruing on or relating to periods prior to the Transfer Date, or accruing to Seller as a result of the transactions and undertakings contemplated by this Agreement, and any penalties or interest thereon.

                  2.3.2 Litigation. Any claim, judgment, penalty, settlement agreement or other obligation to pay damages, penalties or assessments, including, without limitation, attorneys' fees and costs, in respect of any action or proceeding that is pending or, to the knowledge of Seller, threatened prior to the Transfer Date or which arises from events occurring on or before the Transfer Date.

                  2.3.3 Claims. Any claims and liabilities that relate to actions, omissions, injuries, practices or events that occurred on or before the Transfer Date, whether based on any act, obligation or omission of Seller or others, including, without limitation, claims based on contract, statute, accidents, workers' compensation, product liability, negligence, strict liability or infringement.

                  2.3.4 Hazardous Materials. Any claims, suits, liabilities, fines, judgments or assessments under applicable environmental laws, whenever asserted, arising from or in any way connected with Seller's operation of the Business or occupation of any premises prior to the Transfer Date.


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                  2.3.5 Employment Obligations; Severance. All claims,
liabilities and obligations (whether based on tort, contract, statute or otherwise) from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notice to employees, employment manuals, course of dealings, past practices, obligations relating to applicable tax code provisions, or otherwise relating to the employment of any Person by Seller, including matters pertaining to existing and past employment practices of Seller and all severance obligations and other costs of termination of employees of Seller wherever located resulting from the termination or cessation of employment, for any period occurring on or prior to the Transfer Date (other than as specified in Section 6.2.2 of this Agreement).

                  2.3.6 Indebtedness. Any loan, note, advance, credit, payable, intracompany allocation or other form of indebtedness of any kind or nature owing by Seller as of the Transfer Date not otherwise specifically identified as an Assumed Liability.

                  2.3.7 Transaction Costs. Any cost, fee, charge, Tax or other obligation of Seller incurred or arising as a result of the transactions and undertakings contemplated by this Agreement, including, without limitation, attorneys' fees, brokers' fees, advisors' fees and all related costs and charges.

            2.4 Purchase Price. Subject to the terms and conditions of this Agreement, in full consideration for the Assets and in addition to Purchaser's assumption of the Assumed Liabilities, the Purchaser shall pay to Seller the amount of Six Million One Hundred Thousand Dollars ($6,100,000), less all (i) prepaid deferred services revenue of Seller which relates to the Assets as at February 28, 2001 (the "Seller's Pre-Paid Deferred Revenue"), (ii) outstanding unpaid accounts payable of Seller relating to the Assets as at February 28, 2001 (the "Accounts Payable"), (iii) maintenance fees received prior to the Closing Date which relate to maintenance contract renewals extending beyond February 28, 2001, and (iv) an amount equal to any rent unpaid for the Alameda, California or Ft. Worth, Texas facilities (collectively, the "Purchase Price"). The Purchase Price shall be payable on the date of Closing as follows: (a) the amount of Five Million One Hundred Thousand Dollars ($5,100,000) by wire transfer in immediately available funds to the account designated by Seller with appropriate wire transfer instructions received at least three (3) business days prior to the Closing Date; and (b) delivery on the Closing Date of an unsecured promissory note of Purchaser, in the form of Exhibit D annexed hereto, in the principal amount of One Million Dollars ($1,000,000), without interest, with a principal payment of Two Hundred Fifty Thousand Dollars ($250,000) on February 28, 2002 and a final principal payment of Seven Hundred Fifty Thousand Dollars ($750,000) on February 28, 2003.

            2.5 Earnout. If Purchaser achieves new license revenue sales, including any monies from sales from companies listed in Exhibit E, known as the "Existing Sales Pipeline," during its first two (2) years in operation after the Closing Date, net of royalties paid, Seller shall be entitled to additional compensation as follows:


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            (a) Year One. If new license sales in Purchaser's first year of operation from the Closing Date reach Nine Million Eight Hundred Thousand Dollars ($9,800,000), Seller will be entitled to an additional payment of Seven Hundred and Fifty Thousand Dollars ($750,000). If sales in year one are below Nine Million Eight Hundred Thousand Dollars ($9,800,000) but above Eight Million Five Hundred Thousand Dollars ($8,500,000), Seller will be entitled to an additional payment of Two Hundred Fifty Thousand Dollars ($250,000). If sales in year one are below Eight Million Five Hundred Thousand Dollars ($8,500,000), Seller will receive no additional payment. Payments due at the end of year one under Sections 2.5 (a) and 2.5 (c) shall be paid no later than February 28, 2002.

            (b) Year Two. If new license sales in Purchaser's second year of operation after the Closing Date reach Eleven Million Five Hundred Thousand Dollars ($11,500,000), Seller will receive an additional payment of Two Hundred Fifty Thousand Dollars ($250,000). If sales in year two are below Eleven Million Five Hundred Thousand Dollars ($11,500,000), Seller will receive no additional payment. Payments due at the end of year two under Sections 2.5 (b) and 2.5 (c) shall be paid no later than February 28, 2003.

            (c) Additional Payments. For every Five Hundred Thousand Dollars ($500,000) in additional new license sales received by Purchaser above Nine Million Eight Hundred Thousand Dollars ($9,800,000) in year one, and above Eleven Million Five Hundred Thousand Dollars ($11,500,000) in year two, Seller will receive a bonus of One Hundred Thousand Dollars ($100,000). Additional payments under this Section 2.5 (c) will be capped at Two Hundred Fifty Thousand Dollars ($250,000) in year one and Five Hundred Thousand Dollars ($500,000) in year two.

            2.6 Transitional Services Agreement. Purchaser shall provide the maintenance and administrative services to Purchaser specifically described in Exhibit B to this Agreement, on such terms and conditions as set forth in said Exhibit B.

      3. Closing and Transfer.

            3.1 Time and Place of Closing. The Closing shall occur at the offices of Seller, Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328, as of the close of business, local time on or around February 28, 2001 (the "Closing Date"), or at such other place, time and date as the parties may agree.

            3.2 Obligations to be Performed at Closing. On the Closing Date:

                  3.2.1 Agreements. Seller and Purchaser shall execute and deliver this Agreement, the Promissory Note, the Distribution Agreement, the Resellers Agreement in the form of Exhibit F hereto, the Sales Commission Agreement in the form of Exhibit G hereto, the Transitional Services Agreement and any other agreement required to be executed and delivered at the Closing.


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                  3.2.2 Payments. The Purchase Price shall be paid as set forth in Section 2.4.

                  3.2.3 Bill of Sale. Seller shall execute and deliver to Purchaser the Bill of Sale dated as of the Transfer Date.

            3.3 Further Assurances. Each of the parties shall execute all other documents and take such other actions as are required by other covenants contained in this Agreement or which are otherwise reasonably necessary to carry out the terms of this Agreement and consummate the transactions contemplated hereby.

      4. Representations and Warranties of Seller. To induce Purchaser to enter into and perform this Agreement, and subject to the exceptions set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows that:

            4.1 Legal Status of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority to own, lease and operate its properties and assets and carry on the business as it is now conducted. Seller is duly qualified to transact business as a corporation and is in good standing in all jurisdictions in which the failure to be so qualified would result in a material liability to Seller or to the Business or have a material adverse effect upon the business of Seller or to the Business. Seller has full power and authority to execute, deliver and perform this Agreement and all other agreements and documents required in this Agreement to be delivered by Seller.

            4.2 Due Authorization and Execution. This Agreement has been duly authorized, executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally or (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

            4.3 No Approvals or Notices; No Conflicts. Other than as listed on
Schedule 4.3 to this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions by Seller contemplated hereby will not (a) conflict with or constitute a default or material violation (with or without the giving of notice, or the lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority, or of any permit, authorization, status, concession, franchise, license, statute, law, ordinance, rule or regulation applicable to Seller or Seller's assets; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person as relates to Seller; (c) result in a default (with or without the giving of notice, or the lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or give rise to an acceleration of any


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obligation or to loss of a material benefit under, any agreement, lease, note, bond, mortgage, indenture or other restriction, encumbrance, obligation or liability to which Seller is a party or by which Seller is bound or to which Seller's Assets are subject; (d) result in the creation of any lien or encumbrance upon any of the Assets, or (e) conflict with or result in a breach of, or constitute a default under, any provision of the articles of incorporation or bylaws of Seller. Any and all consents, approvals or other notices necessary to effect the transfer of title, right and interest in and to the Assets or to effect the Assumed Liabilities will have been obtained by Seller on or before the Closing Date. No consent will require the payment of any penalty or incur any additional obligation on the part of Purchaser or change any of the terms such that all rights of the Seller extending beyond the Closing Date shall be transferred to Purchaser and shall continue unimposed on and after the Closing Date.

            4.4 Title to the Assets. Seller has good and marketable title to the Assets, and on the Transfer Date such Assets will be free and clear of any liens, mortgages, pledges, encumbrances, security interests, restrictions, covenants, adverse claims and charges of any kind.

            4.5 Nature and Condition of Assets. The description of the Assets set forth on Schedule 2.1 is an accurate and complete description of all Assets used in the conduct of the Business. The Assets are in good condition and repair, except for normal wear and tear, and are adequate for the uses to which each is being put by Seller. All equipment, computer hardware, fixtures, parts and supplies are of good and merchantable quality, and are useable in the conduct and operation of the Business in the ordinary course of its business.

            4.6 Financial Information. The Seller has previously delivered to Purchaser certain financial statement and financial information relating to the Business and the Assets (collectively, the "Financial Statements"). The Financial Statements were prepared from the books and records of the Seller as at the dates indicated on a basis consistent with that of prior periods and is in conformity with generally accepted accounting principles applied on a basis consistent with that of prior periods. The Financial Statements fairly present the results of operations of the Business for such periods on a basis consistent with that of prior periods and in conformity with generally accepted accounting principles applied on a basis consistent with that of prior periods. The books and records of Seller have been maintained so as to permit the presentation of the Financial Statements in accordance with generally accepted accounting principles applied on a consistent basis and fairly reflect the transactions of Seller as such relate to the Business at the date and during the periods indicated on the Financial Statements.

            4.7 Leases. Schedule 4.7 lists and describes any and all leases for real estate occupied by Seller and utilized in the conduct of the Business and for any and all equipment utilized in the conduct of the Business and which are being transferred or assigned to Purchaser under this Agreement. Schedule 4.7 lists the property or equipment under leases and which comprise part of the Assets; the lessor; the term of the lease; the amount of monthly payments required; renewal options, if any; and the terms of permitted transfer or assignment. Each lease set forth on Schedule 4.7 is valid and in good standing, and no event of default exists, or, with the passage of time, will exist under any such lease, and Seller has not received any notice of


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default from a lessor of any of the leases set forth in Schedule 4.7. True and complete copies of each lease set forth on Schedule 4.7 have been delivered to Purchaser.

            4.8 Contracts. All contracts, agreements, commitments and instruments to which Seller is subject or by which it is bound relating specifically to the Assets and which involve more than $5,000 are listed on
Schedule 2.2. True and complete copies of all such contracts have been delivered to Purchaser. Seller has performed all obligations imposed upon it under each contract to be performed prior to the Transfer Date. Neither Seller nor, to the knowledge of Seller (including Seller's actual knowledge and such knowledge as should have been obtained by Seller in the reasonable conduct of the Business), any other party to any such contract has entered into any course of dealing or course of performance contrary in any material respect to the express terms of such contract. Neither Seller nor, to the knowledge of Seller (including Seller's actual knowledge and such knowledge as should have been obtained by Seller in the reasonable conduct of the Business), any other party to such contract is in default thereunder, nor is there any event which, with notice or lapse of time or both, would constitute a default by Seller thereunder. Except as set forth on Schedule 4.3, no consent is required from any party under any such contract in connection with the consummation of the transactions contemplated by this Agreement.

            4.9 Proprietary Rights. Schedule 2.1 sets forth a true and complete list of all patents, patent applications, trademark and service mark rights and registrations, applications for trademark and service mark registration, copyrights and registrations, applications for copyright registration, assignments, license agreements (whether written or oral) and other registrations, applications, documents and other instruments evidencing proprietary rights, domestic and foreign, or evidencing any patent, copyright, trademark, trade name, service mark, trade dress, trade secret or other intellectual property rights that are necessary or desirable in the conduct of the Business (the "Intellectual Properties"). Except as set forth in Schedule 2.1, Seller possesses full right and authority to use all know-how, proprietary information, copyrights, trademarks, patent rights and other proprietary and intellectual properties necessary to the conduct of the Business as presently conducted without infringing the rights of others, including the Intellectual Properties, all of which will be transferred to Purchaser pursuant to this Agreement, free and clear of all liens, claims, options, charges, encumbrances, security interests or claims of ownership of any person or of any obligation to pay royalties, license fees or other payments.

            4.10 Licenses, Permits, Authorizations, Etc. Seller has received and currently holds all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state or local, the failure to obtain which would have a material adverse effect on the Assets, liabilities, financial condition or the operation of the Business.

            4.11 Condemnation and Similar Proceedings. Neither the whole nor any portion of the Assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental or quasi-governmental entity, with or without payments of compensation therefor, nor has any such condemnation, expropriation or taking been proposed or threatened.


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            4.12 Taxes. Seller has duly and timely filed with the appropriate governmental agencies (domestic and foreign), or obtained extensions for filing, all tax returns, information returns and reports for all Taxes required to have been filed by Seller. Seller has paid in full all taxes (domestic and foreign and including, without limitation, withholding obligations), interest and other governmental charges and penalties that have become due pursuant to such returns that have been filed or for which extensions have been obtained, and all other Taxes, interest and other governmental charges and penalties that have become due and payable. Seller has not filed nor entered into any election, consent, extension agreement or waiver that extends any applicable statute of limitations. Seller is not a party to any action or proceeding, pending or threatened, by any governmental authority, domestic or foreign, for assessment or collection of Taxes, no unresolved claim for assessment or collection of such taxes has been asserted against Seller; and no audit or investigation by foreign, federal, state or local governmental authorities is under way with respect to Seller. There are no liens for current taxes not yet due (other than personal property taxes relating to the Property) with respect to Seller or the Assets.

            4.13 Inventory. Items of inventory included in the Assets are of good, valuable and marketable quality, are valued at the lower of cost or market and are of a quality which is salable in the ordinary course of business.

            4.14 Employees. Schedule 4.14 hereto contains a complete and correct list of the name, age, social security number, position, and current rate of compensation of each person employed by Seller in the Business on the date hereof, together with an indication of any specific arrangements or rights concerning such persons. All remuneration (except for unearned vacation time) accrued to the Closing Date to which such employees are entitled will be the responsibility of Seller. Seller is not a party to any employment agreement with any person listed on Schedule 4.14

            4.15 Collective Bargaining, Labor Contractors, Employment Contracts, Etc. Seller is not a party to any collective bargaining agreement. There are no pending suits, actions or proceedings against Seller relating to its employees engaged in the Business, and Seller does not know of any threats of strikes or work stoppages or pending grievances by any employees. To the knowledge of Seller, there is no union attempting to represent any employee of Seller as a collective bargaining agent.

            4.16 Benefit Plans. Schedule 4.16 sets forth all employee benefit plans of Seller which relate to employees of the Business who are listed on
Schedule 4.14 (the "Plans"). Seller is not in default under any of the Plans and no liability or obligation under any of the Plans will be the responsibility of Purchaser . Seller is in compliance with the provisions of the Employee Retirement and Income Security Act, as amended, with respect to the Plans.

            4.17 License Agreements; Maintenance Agreements. Schedule 4.17 sets forth all license agreements and material maintenance agreements to which Seller is a party and which relate to the Business and lists the licensor, licensee, product under license and/or maintenance, term of the agreement and royalty or other payments to be made thereunder and whether or not


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the agreement may be transferred or assigned by Seller and the terms and conditions thereof. All such agreements are valid and enforceable in accordance with their respective terms and no event of default has occurred or, with the passage of time or notice, will occur under any such license agreement or maintenance agreement.

            4.18 No Adverse Change. Since the date of the latest Financial Statement, there has not been any material adverse change in the Assets or in the financial condition or operations of the Business. Except as disclosed on
Schedule 4.18, the Seller has not: (a) made any expenditures or commitments for the acquisition of any asset or property other than in the ordinary course of the Business; (b) transferred or otherwise disposed of any of the Assets or entered into any agreement or other arrangement for any such transfer or disposition, other than the sale of inventory in the ordinary course of the Business; (c) mortgaged, pledged, or subjected to any lien, lease, encumbrance or other charge any of the Assets; (d) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the Assets or the financial condition or operations of the Business; (e) increased the wages, salaries, compensation, pension or other benefits payable to or to become payable to any employee engaged in the Business, except in the ordinary course of the Business, or any of their agents, consultants, officers, directors, shareholders or representatives; (f) entered into any transaction other than in the ordinary course of the Business; (g) suffered any loss of, or adverse change in, the relationship between Seller and any substantial supplier or customer, or any loss of, or adverse change in, any substantial business or expected business of the Seller as such relates to the Assets or the Business; (h) suffered any strike or other labor trouble or been party to any negotiations with unions or union representatives; (i) suffered any loss of employees that materially and adversely affects the Business; (j) failed to pay any liability as such became due and payable; (k) changed the character of its business; (l) changed accounting methods; (m) waived any rights or amended any material contracts; (n) prepaid any funded debt; or (o) failed to renew any lease of real property or any material contract as such related to the Assets or the Business prior to the expiration thereof.

            4.19 Compliance with Laws. Seller is in compliance with all statutes, laws, ordinances, rules, governmental regulations, permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals applicable and material to the Assets or the Business.

            4.20 Environmental Matters. Schedule 4.20 hereto lists all currently effective registrations, permits, licenses and approvals issued to Seller by, or on behalf of, any federal, state or local governmental body or agency with respect to Environmental Matters (as defined below). Except as set forth in such
Schedule 4.20 hereto, there are no judicial or administrative actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened, before any court or tribunal or governmental instrumentality, or to the knowledge of Seller, any basis therefor, or any citations, orders or notices of violation of any law, decree or regulation by or against Seller and serviced on, or delivered to, Seller which relate in any way to Environmental Matters. "Environmental Matters" shall mean all matters relating to ground, air and water pollution, solid wastes, toxic substances, occupational health practices, disposal of waste (including, without limitation, garbage, refuse, sludge and other discarded materials, whether solid, liquid, semisolid or gaseous), ground water and soil monitoring, and discharge or emission of pollutants and contaminants (including, without limitation, dredged soil, solid wastes, incinerator residue, sewage, garbage, sewage sludge, chemical wastes, biological materials, radioactive materials, heat, wrecked or discarded equipment, rock, sand, industrial waste, chemicals, metals or other substances). Seller has no knowledge that any pollution or contaminant spill had been made by any prior occupant of the respective premises currently occupied by Seller, and Seller has not permitted any pollution or contaminant spill to be made during the occupancy of such premises by it as relates to the Assets or to the Business.

            4.21 Insurance. Seller has maintained insurance policies insuring against fire, liability, workers' compensation, vehicular or other insurance held by, or on behalf of, Seller to the extent that such insurance policies cover the Assets to be purchased hereunder or Assumed Liabilities in amounts deemed sufficient in the Seller's industry. Such policies and binders are in full force and effect. The Seller has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion which would cause loss of coverage under any such policy or binder. The Seller has not received a notice of cancellation or non-renewal of any such policy or binder. Copies of such policies and binders have been made available to Purchaser.

            4.22 No Other Liabilities. Seller has no liability, contingent or otherwise, owed to any person or entity which is not disclosed in the Financial Statements or which, since the date of the Financial Statements, has not been incurred in the ordinary course of business consistent with past practice. Seller is not a guarantor, endorser or co-maker of any obligation of any other person or entity which adversely or which might adversely affect the Assets..

            4.23 Disclosure. Neither this Agreement nor any Schedule hereto nor any statement, certificate or other document delivered to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects the condition or operations of the Assets of the Seller or the Business being conveyed herein which has not been set forth herein or in a Schedule hereto.

      5. Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

            5.1 Legal Status of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to acquire the Assets, to assume the Assumed Liabilities and to carry on its business as it is now being conducted. Purchaser has full power and authority to execute, deliver and perform this Agreement.

            5.2 Due Authorization and Execution. This Agreement has been duly authorized, executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally or (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

            5.3 No Approvals or Notices; No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (a) conflict with or constitute a default or violation (with or without the giving of notice, or the lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority, or of any permit, authorization, status, concession, franchise, license, statute, law, ordinance, rule or regulation applicable to Purchaser or to Purchaser's properties or assets; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person as relates to Purchaser;
(c) result in a default (with or without the giving of notice, or the lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or give rise to an acceleration of any material obligation or to loss of a material benefit under, any material agreement, lease, note, bond, mortgage, indenture or other restriction, encumbrance, obligation or liability to which Purchaser is a party or by which Purchaser is bound or to which Purchaser's assets are subject; (d) result in the creation of any material lien or encumbrance upon any of the assets of Purchaser; or (e) conflict with or result in a breach of or constitute a default under any provision of the articles or organization or operating agreement of Purchaser.

            5.4 Legal Proceedings. There are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the best knowledge of Purchaser after due inquiry, threatened against Purchaser before or by any court or governmental or non-governmental department, commission, board, bureau, agency, instrumentality, or any other Person which, if resolved adverse to Purchaser, would preclude Purchaser from satisfying any material obligation under this Agreement.

            5.5 Brokerage. No finder, broker, agent or other intermediary has acted for or on behalf of the Purchaser in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby. To the extent Purchaser has retained a broker or other investment advisor to assist in the negotiation and consummation of this Agreement, any brokerage or finder's fee due such Person shall be paid by Purchaser.

      6. Covenants of the Parties.

            6.1 Covenants of Seller. Seller covenants and agrees with Purchaser to perform and observe the following:

            6.1.1 Access to Books and Records. From the date of this Agreement to and including three (3) years after the Closing Date, Seller will grant to Purchaser, its representatives, employees, accountants, agents and attorneys full access to, and the opportunity to examine, and make copies of, all books, records, documents, instruments and papers of Seller, during normal business hours, relating specifically to the Assets and Assumed Liabilities that may be necessary to enable Purchaser to determine proper allocation of revenues and cash receipts received by Seller after the Transfer Date or to prepare and file tax returns or any other document or report required to be prepared and filed by any government or governmental agency and Seller will cause its agents, employees, managers, attorneys and accountants to furnish such additional information as Purchaser shall from time to time reasonably request. Seller will deliver to Purchaser on a weekly basis a report setting forth all cash receipts received during the report period, the allocation thereof to the Business and a check in such amount payable to Purchaser. Purchaser hereby grants to Seller the same right of access to Purchaser's books and records relating to the Assets and Business and for the same reasons and under the same conditions as granted by Seller to Purchaser herein.

            6.1.2 Cooperation. Seller will fully cooperate with Purchaser and with Purchaser's counsel and accountants in connection with any steps required to be taken as part of Seller's obligations under this Agreement. Seller will use its best efforts to cause all conditions to the parties' obligations to effect the Closing under this Agreement to be satisfied as promptly as reasonably possible and to obtain all consents and approvals necessary for the due performance of this Agreement and the satisfaction of the conditions thereof.

            6.1.3 Advice of Claims. From the date of this Agreement to and including the business day prior to the Closing Date, Seller will promptly advise Purchaser in writing of the commencement or notice of any claims, litigation or proceedings against or affecting Seller relating specifically to the Assets.

            6.1.4 Conduct Prior to the Closing. From the date of this Agreement to and including the Closing Date, except as specifically provided in this Agreement or otherwise specifically approved in each instance in writing by
Purchaser:

                  (a) Seller will not knowingly take any action or, insofar as it is able to do so, suffer to be taken any action that will cause any representation, warranty or Schedule to this Agreement to be untrue at the Transfer Date;

                  (b) Seller will carry on the Business in the ordinary course, and Seller shall not institute any materially new methods of distributing, purchasing, selling, leasing, management, developing, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business;

                  (c) Seller will preserve its existence and use its best efforts to preserve its relationships with suppliers, customers, clients, partners and others having business relations with it relating specifically to the Assets;

                  (d) Seller shall not do any act or omit to do any act, or, insofar as it is able to do so, permit any act or omission to act, which will cause a breach of any contract or commitment of Seller relating specifically to the Assets;

                  (e) Seller shall maintain and keep all equipment included in the Assets in as good repair, working order and condition as at present, except for ordinary wear and tear;

                  (f) Seller shall not amend, alter or modify any provision of such contracts to be assumed by Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and

                  (g) Seller shall advise Purchaser of any material adverse change in the financial condition or operations of the Business as soon as practicable after the discovery thereof.

            6.1.5 Termination of Employees. At the time of the Closing, Seller will terminate the employment of its employees employed in the Business and will pay to such employees, promptly when due and payable under applicable laws and regulations, all accrued salary and benefits up to the Closing Date. Purchaser will enter into such new employment arrangements as it may desire with such of the employees as it shall elect to employ.

            6.1.6 Certain Consents. Seller agrees to use its best efforts to obtain the required consents of the respective landlords of the Leases licensors and customers under maintenance contracts, and Purchaser agrees to cooperate in such endeavor. For purposes hereof, Seller's best efforts shall not include the payment of money or additional consideration, except as may be specifically stated in the governing instrument, institution of legal action or agreement to amend the governing instrument, in each case, without the prior consent of Purchaser.

            6.1.7 Delivery of Purchased Assets. Commencing on the Closing Date, Seller shall cause to be delivered into the possession or control of Purchaser all of the Assets, which shall include, without limitation, the original copies of the Contracts, the original copies of all records, files, documents, correspondence and papers pertaining to the Assets, source code, work-in-progress, research and development and code pertaining to Version 6.0 (Resynt.employee) and all other intellectual property owned or used by Seller specifically in connection with the Assets or the Business.

            6.1.8 Further Actions. Seller shall, at any time and upon the request of Purchaser, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, assurances and other instruments and actions as may be reasonably required for the transferring, conveying, assigning, delivering, assuring and assisting in collecting and reducing to the possession of Purchaser of any and all of the Assets. Seller shall promptly notify all source code escrowees holding Seller's Source Code used in the HR/Payroll environment that Purchaser is entitled to the benefits of each escrow

            6.1.9 Covenant Not to Compete. Seller acknowledges that an important part of the consideration which the Purchaser will receive in connection with the transactions contemplated herein is the good will of the Business and the intellectual property associated therewith, including, without limitation, trade secrets, customer lists, know-how and other proprietary information. In order that Purchaser may enjoy the full benefit of such good will and intellectual property, the Seller will not, in any manner, compete with Purchaser or, directly or indirectly, own, manage, operate, control invest in, render consulting services to, participate or have any other interest in, the ownership, management, financing, operation or control of any business which is competitive with the Business (human resources and payroll software development, marketing, sales, service and maintenance) represented by the Assets. In addition, Seller agrees not to bundle any human resources/payroll software from any other source, including without limitation, distributors and present and future competitors of Purchaser with any of its products. This covenant not to compete shall apply worldwide (except Seller's subsidiary Ross Systems Spain S.A.) and shall extend for a period of five (5) years from and after the Closing Date. Seller acknowledges that this covenant is being made in connection with and in partial consideration for the sale and transfer of the Assets and Business to Purchaser and is reasonable both in scope and duration.

      6.2 Covenants of Purchaser.

            6.2.1 Cooperation; Best Efforts. Purchaser covenants and agrees with Seller to fully cooperate with Seller and with its counsel in connection with any steps required to be taken as part of Purchaser's obligations under this Agreement. Purchaser will use its best efforts to cause all conditions to the parties' obligations to effect the Closing under this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. Effective the Transfer Date, Purchaser shall assume and perform the Assumed Liabilities.

            6.2.2 Hiring of Employees. Subject to the Closing and the consummation of the transactions contemplated under this Agreement, Purchaser shall honor the terms of the respective offer letters extended to and executed by the individual employees of Seller identified on Schedule 6.2 to this Agreement; provided, however, that Seller shall retain responsibility for any other employees relating to the Assets who are not hired by Purchaser.

      6.3 Non-Solicitation. For a period of six months from the Closing Date (the "Restricted Period"), neither Purchaser nor the Seller shall directly or indirectly solicit, influence or entice any employee, consultant or independent contractor of either of them to cease his or her relationship with either of them.

      7. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at the Closing shall be subject to the satisfaction of the following conditions, any one or more of which may be waived by Purchaser, in its sole discretion. If any one of the following conditions precedent is not fully satisfied or waived by Purchaser by the applicable dates set forth below, Purchaser may elect to terminate this Agreement.

            7.1 Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Seller contained herein shall have been true when made and shall be true on and as of the Closing Date with the same force and effect as if again made on and as of such date, and Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

            7.2 Seller's Certificate. Purchaser shall have received a certificate from Seller, dated the Closing Date, substantially in the form of Exhibit H, certifying that (i) all of the conditions set forth in Section 7 to be fulfilled by Seller have been fulfilled, (ii) the representations and warranties of Seller herein are true and correct on and as of the Closing Date as if again made on and as of the Closing Date and (iii) all amounts owed under Leases, licenses, maintenance agreements or any other contract being assigned to Purchaser hereunder and consultants or other independent contractors engaged by Seller to perform services for the Business have been paid in full on or before the Closing Date and that a list thereof together with amounts and dates paid be attached to such Certificate, and (iv) a certificate of the Secretary of Seller certifying as to the corporate action taken by Seller, including the resolutions adopted by the Board of Directors of Seller authorizing the Agreement and the consummation of the transactions contemplated herein.

            7.3 Consents; Governmental Filings. There shall have been obtained, in writing, all consents and approvals required pursuant to this Agreement. All filings and applications required by applicable law to be made with or to any governmental entity in connection with the transactions contemplated by this Agreement shall have been made, and all waiting periods specified by applicable law shall have expired or been earlier terminated, without there being any continuing objection to the transactions contemplated hereby.

            7.4 Legal Proceedings. No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement. No notice under Section 6.1.3 shall have been received or given to Purchaser.

            7.5 Other Agreements. The Distribution Agreement, the Transitional Services Agreement, the Bill of Sale and any other agreement, assignment, document or instrument required to be executed and delivered by Seller shall have been executed and delivered by Seller.

            7.6 Allocation. The Purchase Price shall be allocated to the Assets, as set forth in Schedule 7.6 and initialed by the parties.

            7.7 Financing. Purchaser shall have closed on the financing of the transactions contemplated in this Agreement on such terms and conditions as Purchaser, in its sole discretion, may agree.

            7.8 Due Diligence. The Purchaser's investigation and review of the Assets and the Business shall have been completed to the reasonable satisfaction of Purchaser.

            7.9 No Material Adverse Change. On or prior to the Closing Date, there shall not have occurred any event or condition materially or adversely affecting the financial condition, results of operations or properties of the Business or the Assets from those reflected in the Financial Statements or disclosed in this Agreement or the Schedules hereto.

      8. Conditions Precedent to Obligations of Seller. The obligations of Seller to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at the Closing shall be subject to the satisfaction of the following conditions, any one or more of which may be expressly waived in writing by Seller. If any one of the following conditions precedent is not fully satisfied or waived by Seller by the applicable dates set forth below, Seller may elect to terminate this Agreement.

            8.1 Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Purchaser contained herein shall have been true when made and shall be true on and as of the Closing Date with the same force and effect as if again made on and as of such date. Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

            8.2 Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, substantially in the form of Exhibit I, certifying that all of the conditions set forth in Section
8.1 to be fulfilled by Purchaser have been fulfilled and the representations and warranties of Purchaser herein are true and correct on and as of the Closing Date as if again made on and as of the Closing Date, and a certificate of a member of the Purchaser as to the action taken to authorize the execution and delivery of this Agreement and the consummation of the transactions undertaken herein.

            8.3 Governmental Filings. All filings and applications required by applicable law to be made with or to any governmental entity in connection with the transactions contemplated by this Agreement shall have been made and all waiting periods specified by applicable law shall have expired or been earlier terminated without there being any continuing objection to the transactions contemplated hereby.

            8.4 Legal Proceedings. No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement.

            8.5 Other Agreements. Purchaser shall have entered into the Distribution Agreement, the Transitional Services Agreement, the Resellers Agreement, the Sales Commission Agreement and any other agreement or document required to be executed and delivered by Purchaser pursuant to this Agreement.

            8.6 Payments. Purchaser shall have made the payments required to be made pursuant to Section 2.4, including execution and delivery of the Promissory Note.

            8.7 Allocation. The Purchase Price shall be allocated to the Assets as set forth on Schedule 7.6 and initialed by the parties.

      9. Survival of Certain Matters.

            9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall survive the making of this Agreement, any examination by, or on behalf of, such parties, and the consummation of the transactions contemplated hereby and shall expire and be extinguished on the date twenty-four (24) months from the Closing Date; provided, however, that, notwithstanding the foregoing, the representations and warranties of Seller with respect to matters of taxes and governmental charges shall expire and be extinguished upon expiration of the applicable statutory period of limitations. After such respective dates, the party making such representations and warranties shall have no further liability with respect thereto. Notwithstanding the foregoing, the representations and warranties of Seller with respect to title of the Assets shall survive without limitation.

      10. Indemnification .

            10.1 Indemnification.

            10.1.1 By Seller. Seller agrees to indemnify Purchaser and to hold Purchaser harmless against and in respect of any and all losses, damages, costs and expenses, including reasonable attorneys' and accountants' fees incurred by Purchaser by reason of a breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, or in any other instrument or agreement related hereto or executed in connection herewith, or in any written statement or certificate delivered to Purchaser or any agent of Purchaser in connection with the Agreement or the transactions contemplated hereby. As used in this Section 10.1.1, the term "Purchaser" shall include Purchaser and any affiliate company and each officer and director of Purchaser or any affiliated company.

            10.1.2 By Purchaser. Purchaser agrees to indemnify Seller and to hold Seller harmless against and in respect of any and all losses, damages, costs and expense, including reasonable attorneys' and accountants' fees, incurred by Seller (a) by reason of a breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement, or in any other instrument or agreement related hereto or certificate delivered by Seller in connection with this Agreement or the transactions contemplated hereby or (b) by reason of the operation of the Business by Purchaser after the Transfer Date. As used in this Section 10.1.2, the term "Seller" shall include each officer and director of Seller.

            10.1.3 Notice. The party entitled to indemnification hereunder (the "Indemnitee") shall promptly notify in writing the party against whom indemnification is sought hereunder (the "Indemnitor") of any matters which may give rise to the right to indemnification hereunder.

            10.1.4 Claims. If the Indemnitee is threatened with any claim or any claim is presented to, or any action or proceeding commenced against, the Indemnitee which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to the Indemnitor. The Indemnitor, by delivery of written notice to the Indemnitee within twenty (20) days of receipt of written notice for indemnity from the Indemnitee, may elect to contest such claim, action or proceeding, in which event such contest shall be conducted in such manner as the Indemnitor deems necessary or advisable; provided, however, that (a) such written notice shall be accompanied by a written acknowledgment of the Indemnitor's liability for the indemnified liabilities and any further loss, damage or expense which the Indemnitee might suffer as a result of the election to contest such claim, action or proceeding,
(b) the counsel undertaking the defense of such claim, action or proceeding shall be reasonably acceptable to the Indemnitee, and (c) if the Indemnitee requests in writing that such claim, action or proceeding not be contested, then it shall not be contested but shall also not be covered by the indemnities provided herein. The Indemnitor shall not have the right to settle an indemnifiable matter except with the consent of the Indemnitee, which shall not be unreasonably withheld, after delivering a written description of the proposed settlement to, and receiving consent from, the Indemnitee and, if the Indemnitor is able to achieve such settlement, the Indemnitor may satisfy its obligations with respect to such indemnified liabilities by consummating such settlement. If the Indemnitor does not elect to contest an indemnifiable matter, the Indemnitee shall have the right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so. The Indemnitee and the Indemnitor shall cooperate with each other in connection with any matter or claim for indemnification.

            10.1.5 Effect of Failure to Give Notice. Failure to give any notice shall not affect an Indemnitee's right to indemnity except to the extent the Indemnitor has been materially prejudiced thereby.

            10.2 Indemnity; Setoff. From time to time, beginning immediately after the Closing Date and continuing until the date which is two (2) years after the Transfer Date, Purchaser shall be entitled to setoff against any monies due or to become due hereunder to Seller, or any amount of money for which Purchaser is entitled to be indemnified under this Section 10.

In the event that Purchaser exercises such setoff right, Purchaser shall give written notice to Seller of such exercise setting forth a general description of the grounds upon which Purchaser is entitled to indemnification. In addition to its rights under this Section 10.2, Purchaser shall be entitled to pursue all legal and equitable remedies for the indemnification provided by this Section 10 or to which Purchaser may otherwise be entitled under applicable law.

            10.3 Minimum and Maximum. Notwithstanding any other provision in this Section 10, an Indemnitee shall be entitled to indemnification for losses, damages, costs and expenses only if and to the extent the aggregate indemnifiable amount (but not as to each occasion) exceeds Fifty Thousand Dollars ($50,000). The maximum liability of Seller in connection with this
Section 10 shall not exceed the Purchase Price.

            10.4 Nonexclusive. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other further assertion or exercise thereof.

      11. Termination. This Agreement may be terminated at any time, but not later than the Closing Date, as follows:

            11.1 Mutual Consent. By the mutual written consent of the boards of Purchaser and Seller; or

            11.2 By Purchaser. By Purchaser if any of the conditions provided in
Article 7 have not been met or have not been waived by the Closing Date; or

            11.3 By Seller. By Seller if any of the conditions provided in
Article 8 have not been met or have not been waived by the Closing Date; or

            11.4 By Purchaser or Seller. By either Purchaser or Seller if the Closing Date shall not have occurred prior to March 1, 2001, except if such delay has resulted by reason of a breach by such party of any of its material obligations hereunder.

      In the event of the termination by either party as provided above, written notice of termination shall forthwith be given by the party electing to terminate to the other party. Any termination pursuant to this Section 11 shall be without liability on the part of any party to the other party hereto, except if such termination has resulted by reason of a breach by such party of any of its material obligations hereunder. Nothing in this Agreement shall be deemed to require any party to terminate this Agreement in the event that a condition precedent to its obligations hereunder is not met, rather than to waive such conditions precedent and proceed to Closing.

      12. Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, or deposited in the mail, postage prepaid, sent certified or registered, or delivered to an overnight carrier or sent by facsimile and addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally, by U.S. Postal Service, by overnight carrier or by facsimile shall be deemed to be received on the date of delivery. Notices shall be sent as follows:

    To Purchaser:                               To Seller:
                                                Ross Systems, Inc.
    Arglen Acquisition, LLC                     2 Concourse Parkway
    280 Bronxville Road, Suite 5M               Atlanta, GA  30328
    Bronxville, NY  10708                       Attention:  J. Patrick Tinley
    Attention:  Garry P. Gyselen, C.A.          tel:  (770) 351-9600
    tel: (914) 779-5110                         fax: (770) 351-9506
    fax: (425) 740-8213                         email: Pattinley@rossinc.com
    email: garrygy@earthlink.net

    With a copy to:

    Robert H. Altman, Esq.
    Altman & Wolfson, LLP


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

    100 East Washington Street
    Syracuse, NY  13202
    fax:  (315) 478-8530
    tel:  (315) 479-1764

      13. General.

            13.1 Amendment. The parties hereto may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of all parties hereto.

            13.2 Entire Understanding. The terms set forth in this Agreement and in the agreements and instruments executed and delivered in connection with this Agreement supersede all previous discussions, understandings and agreements between the parties hereto with respect to the subject matter hereof, and are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any additional terms.

            13.3 Waivers. Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms exist. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

            13.4 Headings. The headings preceding the text of the Sections of this Agreement are for convenience only and shall not be deemed parts thereof.

            13.5 Applicable Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of New York, as applied to contracts executed and to be fully performed in such State by citizens of such State. The federal and state courts situated in New York County, New York shall be the exclusive forum for the litigation of any dispute relating to this Agreement. Each party hereto hereby consents to the jurisdiction and venue of such courts and waives any defense of inconvenient forum.

            13.6 Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other party.

            13.7 Publicity. Prior to the Closing Date, neither of the parties hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party, unless Seller determines on the advice of securities counsel that disclosure is required by applicable securities laws, in which event Seller will give Purchaser reasonable advance notice of the necessity for and the proposed text of such disclosure.

            13.8 Attorneys' Fees. In the event of any action to enforce any provision of this Agreement, or on account of any default under or breach of this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all reasonable attorneys' fees and costs incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the day and year first above written.

NOW SOLUTIONS, L.L.C.,                   ROSS SYSTEMS, INC.,
a Delaware limited liability company     a Delaware corporation


By:                                      By:
    --------------------------------         ----------------------------------
    Garry P. Gyselen, Chairman               J. Patrick Tinley, President & CEO


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